WINTHROP REALTY TRUST ANNOUNCES SHARE REPURCHASE PLAN

FOR IMMEDIATE RELEASE – BOSTON, September 25 /PRNewswire-FirstCall/ - Winthrop Realty Trust (NYSE:FUR) today announced that its Board of Trustees has approved a share repurchase plan pursuant to which the Company will be permitted to repurchase up to 5,000,000 of its outstanding common shares.  As of August 31, 2008, the Company had approximately 97,792,196 common shares outstanding on a fully diluted basis.

"The decision to implement a share repurchase plan reflects the confidence of both management and our board of trustees in the Company's continued business strength," said Michael L. Ashner, Chairman and CEO of Winthrop.  "We believe that the purchase of our own shares is a solid investment in the Company and will add to shareholder value."

The purchases of common shares will be executed periodically as market and business conditions warrant on the open market, in negotiated or block trades, or under a 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.  The share repurchase plan does not obligate the Company to repurchase any dollar amount or number of common shares, and the timing and amount of any shares repurchased under the plan will depend on market conditions, share price, corporate and regulatory requirements, capital availability and other factors, such as financial covenants and rating considerations.  The share repurchase plan does not have an expiration date and may be limited or terminated at any time by the Board of Trustees without prior notice.

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s Annual Report of Form 10-K/A for the year ended December 31, 2007, as may be updated or supplemented in the Company's Form 10-Q filings which discuss the factors that could adversely affect the Company's results.  Further information relating to the Company’s financial position, results of operations, and investor information is also contained in the Company’s reports filed with the SEC, which reports are available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.